Exhibit 99.1
For Immediate Release
For further information contact:
David Carey
Lazar Partners Ltd.
(646) 239-6231
dcarey@lazarpartners.com
Electro-Optical Sciences Announces MelaFind® Development Update
IRVINGTON, NY, January 9, 2008 — Electro-Optical Sciences, Inc. (“EOS”) (NASDAQ: MELA), today announced that the blinded pivotal trial of MelaFind®, a non-invasive, point-of-care instrument to assist in the early diagnosis of melanoma, is over two-thirds complete. Six pivotal trial study sites are currently active, and an additional seventh and final site is expected to be activated in the upcoming weeks.
“We are very pleased with our accomplishments in 2007 including progress in our pivotal trial and optimizing manufacturing methods to support commercial scale capability,” said Joseph V. Gulfo, MD, MBA, President & CEO of EOS. “Looking ahead, our near-term milestones include completion of the MelaFind® pivotal trial, analysis of trial results, and submission to the U.S. Food and Drug Administration of our Premarket Approval (PMA) filing which we have targeted for mid-2008.”
Dr. Gulfo will present today at the 10th Annual Needham Growth Stock Conference at 10:00 am ET. To access the live webcast of this presentation visit www.eosciences.com.
About Electro-Optical Sciences
EOS is a medical device company focused on designing and developing a non-invasive, point-of-care instrument to assist in the early diagnosis of melanoma. MelaFind®, EOS’s flagship product, features a hand-held imaging device that emits light of multiple wavelengths to capture images of suspicious pigmented skin lesions and extract data. Using sophisticated algorithms, the data are then analyzed against a proprietary database of melanomas and benign lesions in order to provide information to the physician and produce a recommendation of whether the lesion should be biopsied.

Melanoma is the deadliest of skin cancers, responsible for approximately 80% of all skin cancer deaths. Unless melanoma is detected early and excised with proper margins, the patient survival rate is poor, as there is currently no cure for advanced stage melanoma.
For more information on EOS, visit www.eosciences.com.
Safe Harbor
This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to economic, business, competitive, market and regulatory factors.
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